                           JOHNSTON INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 18, 1996

TO OUR STOCKHOLDERS:

    The Annual Meeting of Stockholders of Johnston Industries, Inc. will be held at 11:00 A.M. on January 18, 1996 at the Harvard Club, 27 West 44th St., New York, New York for the following purposes:

             1. To elect seven directors to serve until the next Annual Meeting and until their successors are elected and qualified.

             2. To consider a stockholder proposal requesting that the Board of Directors prepare, and provide to every stockholder, a report concerning potential conflicts of interest.

             3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record as of the close of business on December 15, 1995 are entitled to receive notice of and to vote at the meeting.

    Please complete, sign, date and mail the enclosed proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States, so that your Shares may be represented at the meeting.

                                        By order of the Board of Directors,



                                        F. FERRELL WALTON
                                        Secretary

December 15, 1995



IMPORTANT: IN ORDER TO SECURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION WILL BE GREATLY APPRECIATED.

                    THIS PAGE WAS INTENTIONALLY LEFT BLANK.

                           JOHNSTON INDUSTRIES, INC.
                             105 THIRTEENTH STREET
                            COLUMBUS, GEORGIA 31901

                                PROXY STATEMENT


     The Annual Meeting of Stockholders of Johnston Industries, Inc. (the "Company") will be held January 18, 1996 at the Harvard Club, 27 West 44th Street, New York, New York for the purposes set forth in the foregoing notice. The accompanying form of proxy for use at the meeting and at any adjournments thereof is solicited by the Board of Directors of the Company and may be revoked at any time prior to its exercise by written notice to the Secretary of the Company. Proxies in the accompanying form which are properly executed by stockholders and duly returned to the Company and not revoked will be voted in accordance with the directions of the stockholder. If no direction is given, the proxy will be voted, with respect to the election of directors, in the manner indicated below under "Nominees for Election as Directors" and, with respect to the stockholder proposal, in the manner indicated below under "Stockholder Proposals." This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about December 27, 1995.

     At the close of business on December 15, 1995, the record date for the meeting, the Company had outstanding and entitled to vote at the meeting 10,564,979 shares of Common Stock, $.10 par value (the "Shares"), each of which is entitled to one vote.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Election of each director requires the affirmative vote of the holder of a plurality of the Shares present in person or represented by proxy and entitled to vote at the meeting. Accordingly, under Delaware law, abstentions and "broker non-votes" would not have the same legal effect as a vote withheld with respect to a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. It is intended that proxies in the accompanying form which do not withhold the authority to vote for directors will be voted for the election as directors of the persons whose names are listed in the table below. If any of these nominees should not be candidates for the office of director at the Annual Meeting, the proxies will be voted in favor of the remainder of those named, and may be voted for substitute nominees in place of those who are not candidates. The Board of Directors has no reason to expect that any of these nominees will fail to be candidates at the meeting, and therefore does not at this time have in mind any substitute for any nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form or proxy. The following table sets forth certain information with respect to the nominees for election to the Board of Directors, and which has been furnished to the Company by the individuals named.

                           YEAR
                        FIRST ELECTED
NAME OF NOMINEE    AGE   A DIRECTOR                      PRINCIPAL OCCUPATION AND BACKGROUND
------------------ ---  -------------                    -----------------------------------
David L. Chandler   69      1981         Mr. Chandler has served as Chairman of the Board since 1981.  From January, 1990 through
                                         December 2, 1995, Mr. Chandler served as Chief Executive Officer. He also served as
                                         President of the Company from January, 1990 to October, 1992. Mr. Chandler is Chairman
                                         of the Board of Directors and Chief Executive Officer of Jupiter National, Inc.
                                         ("Jupiter National"), an approximately 55% owned subsidiary of the Company. Mr. Chandler has served as Chairman of the Board of Redlaw Industries Inc. ("Redlaw") (a former manufacturer of automotive and transportation products), Redlaw's wholly owned subsidiary GRM Industries, Inc. and Galtaco, Inc. ("Galtaco") (a former manufacturer of ferrous casting products) each for more than five years. (1)

Gerald B. Andrews   58    1993           Mr. Andrews has served as Chief Executive Officer of the Company since December 2, 1995 andas President since October, 1992. Prior to that time, he held senior management positions at West-Point Stevens, over a period of 38 years, most recently as Executive
                                         Vice President of Merchandising. He is a Director of Tapistron International (a
                                         machinery manufacturer).

J. Reid Bingham     49    1991           Mr. Bingham has been a partner of Concepcion, Sexton, Bingham & Urdaneta (formerly
                                         Bingham & Castilla) (attorneys) since May, 1994. Prior to that time, he was a partner of Kirkpatrick & Lockhart since 1989, prior thereto he was a partner of Hughes Hubbard &
                                         Reed since 1987, and prior thereto he was a partner of Sage, Gray, Todd & Sims for more than five years.

William J. Hart     54    1981           Mr. Hart has been a partner of Farrington & Curtis (attorneys) for more than five years.

Gaines R. Jeffcoat  73    1986           Prior to Mr. Jeffcoat's retirement on June 30, 1990, he had served as Vice President of the Company since January 1, 1988 and as Chairman of the Board of Opp and Micolas
                                         Mills, Inc., a subsidiary of the Company ("Opp"), from January 1, 1988 to December 31,
                                         1989. He was President of Opp for more than five years prior to that time.
                                         Mr. Jeffcoat is a Director of Jupiter National.

C. J. Kjorlien      79    1989           Mr. Kjorlien is a director of Fieldcrest Cannon, Inc., of Service America Corp. (a food service company), and of Jupiter National. From June 1974 to May 1989 he was a director of WestPoint Stevens, Inc. (a textile manufacturer). For five years prior to December
                                         1986 he was President and Chief Operating Officer of WestPoint Stevens.

John A. Friedman    59                   Mr. Friedman for the past three years has been engaged in the private practice of law.  Prior to his entering private practice he was a partner in the law firm of
                                         Kaye, Scholer, Fierman, Hays and Handler for 20 years.

______________

(1) On October 27, 1994, Mr. Chandler, in an administrative proceeding, without admitting or denying the findings or undertaking to pay any fine or penalty, consented to the issuance of a cease and desist order and findings of the Securities and Exchange Commission in connection with certain incorrect or late filings of Forms 3, 4 and 5 and Schedules 13D required to be filed with respect to Johnston and Redlaw. Under the order, Mr. Chandler may not commit or cause any violation of Section 13(d) and 16(a) of the Securities Exchange Act of 1934 and Rules 13d-1, 13d-2, 16a-2 and 16-a3 promulgated thereunder.

              BOARD OF DIRECTORS' MEETINGS AND STANDING COMMITTEES

    The Board of Directors of the Company met seven times during the fiscal year ended June 30, 1995. The Board of Directors has an Audit Committee and a Compensation Committee but has no Nominating Committee. The members of the Audit Committee are Mr. Bingham, Mr. Jeffcoat and Mr. Kjorlien. During the fiscal year ended June 30, 1995, the Audit Committee met once. The Audit Committee is charged with the responsibility of insuring for the Board that the total audit coverage of the Company and its subsidiaries is satisfactory and that an adequate system of internal controls has been implemented in the Company and is being effectively followed. The members of the Compensation Committee are Mr. Bingham, Mr. Hart and Mr. Kjorlien. During the fiscal year 1995 the Compensation Committee, which was established in November 1992, met three times. This Committee has issued its report which is attached as Exhibit A to this Proxy Statement. During the fiscal year ended June 30, 1995, no director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and, if he was a member, of the Audit Committee or the Compensation Committee.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of December 15, 1995, certain information with respect to each person (other than directors and executive officers) who, to the knowledge of the Company, may be deemed the beneficial owner of more than 5% of the Company's outstanding Shares, its only class of equity securities:

     NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER OF SHARES BENEFICIALLY OWNED       PERCENT OF CLASS
     ------------------------------------   -----------------------------------       ----------------
     Redlaw Industries, Inc. (1)                         4,264,368                         40.4%
     174 Stanley Street
     Brantford, Ontario
     Canada N3S 7S3

     Dimensional Fund Advisors, Inc. (2)                   661,573                          6.3%
     1299 Ocean Avenue
     Santa Monica, California 90401

_____________

(1) These Shares are owned by GRM Industries, Inc., a Tennessee corporation and wholly-owned subsidiary of Redlaw Industries Inc. ("Redlaw"'). Redlaw is a holding company incorporated in Ontario, Canada, and its stock is traded on the American Stock Exchange. Galtaco Inc. ("Galtaco"), a holding company incorporated in Ontario, Canada, owns approximately 8.9% of the outstanding shares of common stock of Redlaw (32.7% if Galtaco were to exercise its warrants to acquire Redlaw shares). Galtaco's stock is traded on the Toronto Stock Exchange. David L. Chandler, Chairman and Chief Executive Officer of the Company, owns approximately 42.1% of the outstanding stock of Redlaw and may be deemed to be the beneficial owner of the Shares owned by Redlaw.

(2) As of December 31, 1994, based upon information contained in Schedule 13G filed by Dimensional Fund Advisors, Inc.

    The following table sets forth certain information, as of December 15, 1995, with respect to the beneficial ownership of shares of common stock of the Company and shares of common stock of Jupiter National by each director of the Company, by each executive officer of the Company identified in the Summary Compensation Table below, and by all directors and officers of the Company as a group.

                                       JOHNSTON COMMON STOCK                JUPITER NATIONAL COMMON STOCK
                           -----------------------------------------  ----------------------------------------
                              NUMBER OF SHARES                           NUMBER OF SHARES
       NAME                OWNED BENEFICIALLY (1)   PERCENT OF CLASS  OWNED BENEFICIALLY (1)  PERCENT OF CLASS
----------------------     ----------------------   ----------------  ----------------------  ----------------
Gerald B. Andrews                228,425  (2)           2.1%                ---                    ---
J. Reid Bingham                   10,500              *                         1,000              *
David L. Chandler              4,762,943  (3)          43.4%                1,203,398 (4)          58.3%
Larry L. Galbraith                74,538  (3)         ---                   ---                    ---
Roger J. Gilmartin                94,450  (5)         *                     ---                    ---
William J. Hart                   18,007              *                         1,349              *
Gaines R. Jeffcoat                26,434              *                     ---                    ---
John W. Johnson                   60,510              ---                   ---                    ---
C.J. Kjorlien                     56,625  (6)         *                     ---                    ---
All directors and officers     5,421,162  (7)          49.4%                1,373,855 (8)          63.3%
as a group (12 persons)

__________________________

(1) Less than 1%.

(2) Of the Johnston Shares held by Mr. Andrews, 150,000 Shares are subject to stock options.

(3) Includes Johnston Shares owned by Redlaw and its wholly owned subsidiary GRM Industries, Inc., as set forth in the preceding table. Mr. Chandler may be deemed to be a beneficial owner of those Shares by virtue of his relationship with Redlaw as set forth in Note 2 of the preceding table. Of the Johnston Shares held by Mr. Chandler, 180,000 Shares are subject to stock options.

(4) Includes Jupiter National Shares owned by the Company (1,051,354 Shares of common stock). Mr. Chandler may be deemed a beneficial owner of those Shares by virtue of his relationship with the Company. This also includes 7,600 Jupiter National Shares held in the account of Mr. Chandler's daughter, Allyn D. Chandler, with regard to which Mr. Chandler may be deemed to have shared beneficial ownership. Of the Jupiter National Shares held by Mr. Chandler, 144,444 Shares are subject to stock options.

(5) Of the Johnston Shares held by Mr. Gilmartin, 63,750 Shares are subject to stock options.

(6) Of the Johnston Shares held by Mr. Kjorlien, 22,500 Shares are subject to stock options.

(7) Includes Johnston Shares subject to stock options as indicated for the individuals, and an aggregate of 416,250 Shares subject to stock options for the group.

(8) Includes 144,444 Jupiter National Shares subject to stock options.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

    The following table sets forth information concerning the compensation for the Company's last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at June 30, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                           ANNUAL COMPENSATION                             AWARDS
                               -----------------------------------------------  ----------------------------------
                                                                OTHER ANNUAL                       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY        BONUS     COMPENSATION    OPTIONS / SAR'S   COMPENSATION (4)
----------------------------   -----   --------     --------    -------------   ---------------   ----------------
David L. Chandler (1)          1995    $467,500     $213,000      $46,138 (2)     44,444           $118,391
Chairman of the Board and      1994     390,000      176,788       47,296 (2)                        12,718
Chief Executive Officer        1993     390,000      135,758       48,449 (2)                         ---

Gerald B. Andrews              1995     370,000      200,000                                         15,306
President and                  1994     361,945      185,000                                          3,321
Chief Operating Officer        1993     256,572      105,000                     150,000 sh (3)         666

Roger J. Gilmartin             1995     285,000      138,053                                          7,761
Executive Vice President;      1994     285,000      142,643                                          1,514
Chairman of Opp and            1993     260,000       94,000                      63,750 sh (3)         924
Micolas Mills

Larry L. Galbraith             1995     245,000       35,648                                         15,561
Executive Vice President;      1994     235,000       55,695                                          3,297
President of Southern          1993     235,000       23,500                                            255
Phenix Textiles

John W. Johnson                1995     157,500       64,800                                          7,170
Vice President - Finance       1994     112,083       54,000                                          2,473
and Chief Financial Officer    1993     107,500       38,000                                            133

(1) Mr. Chandler also received compensation for his services as Chief Executive Officer of Jupiter National, which became a majority owned subsidiary of the Company during January 1995. Accordingly, the amounts shown in the table for fiscal 1995 include compensation paid to Mr. Chandler by Jupiter National for the six months ended June 30, 1995, as follows: salary of $77,500; bonus of $25,000; 44,444 shares underlying options grants; and $37,500 contributed by Jupiter National to a deferred compensation trust in which Mr. Chandler is the sole participant. Because Jupiter National was not a subsidiary of the Company prior to January 1995, the table does not reflect compensation paid to Mr. Chandler by Jupiter National during those periods.

(2) Present value of consulting payments described under "OTHER MATTERS."

(3) Option awards.

(4) Payments relating to the stock purchase plan as described below under "Stock Purchase Plan."

STOCK INCENTIVE PLAN

    GENERAL. The amended and Restated Stock Incentive plan for key employees of Johnston Industries, Inc. and its Subsidiaries (the "Incentive Plan"), approved by shareholders in December 1988, authorizes the grant of awards in the form of Incentive Stock Options ("ISO's"), within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSO's"), Stock Appreciation Rights ("SAR's"), Restricted Stock or a combination of these forms of awards. All officers and key employees of the Company and its subsidiaries who are in positions which enable them to make significant contributions to the long-term performance and growth of the Company are eligible to receive awards. The Incentive Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors. Members of the Committee are not eligible to participate.

    INCENTIVE STOCK OPTIONS.   The exercise price of an ISO may not be less
than 100% of the fair market value on the date of the grant and the aggregate exercise price of all shares that become exercisable by an individual optionee in a single calendar year for options granted after January 1, 1987 may not exceed $100,000, plus any unused limit carryover to such year within the meaning of Section 422A of the Code. Additional restrictions apply to ISO's granted to a 10 percent stockholder (as defined in Section 422A(b)(6) of the Code). An ISO may be exercised in whole or in part throughout the period of the ISO with the exercise price to be paid in cash or in such alternate form as the Committee may authorize. An ISO terminates upon termination of the optionee's employment, subject, in the case of termination of employment by reason of death or disability, to the right to exercise within 12 months after such termination, unless the expiration date of the ISO occurs sooner.

    NON-QUALIFIED STOCK OPTIONS. NQSO's granted under the Incentive Plan (a) may be for such (i) number of shares, (ii) purchase price and (iii) term (up to 10 years) as the Committee, in its sole discretion, may determine and (b) become exercisable six months after date of grant (or later if the Committee so determines). An NQSO terminates upon termination of the optionee's employment, unless the Committee in its sole discretion determines otherwise, subject in the case of termination by reason of retirement at or after age 65, disability, or death, to the right to exercise within three months after retirement or disability or one year after death, unless the expiration date of the NQSO occurs sooner.

    STOCK APPRECIATION RIGHTS. Pursuant to the terms of the Incentive Plan, SAR's are granted only (i) in conjunction with the granting of options, (ii) in an amount not in excess of the number of Shares granted in the related option and (iii) on terms providing that the exercise of an option for a given number of Shares terminates the related SAR for that number of Shares (so that the total number of Shares for which an option and the related SAR may be exercised cannot exceed the number of Shares granted in the option). SAR's provide the participant with an amount equal to the difference between the fair market value of the Shares on the date the SAR is exercised and the exercise price of the option. Each SAR is subject to the same conditions on termination of employment as the related option.

    RESTRICTED STOCK. The Committee may make awards entitling the recipient to receive shares at no out-of-pocket costs or at such price as the Committee determines, the shares purchased to be subject to the restrictions set by the Committee and which lapse or may be waived as determined by it.

    The following table provides information concerning options granted, options exercised, and year-end option values for the last fiscal year with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at June 30, 1995.

OPTION GRANTS

    No options nor SAR's were granted by the Company during the fiscal year ended June 30, 1995. The following table sets forth certain information regarding stock options granted during fiscal 1995 by Jupiter National to the individuals named in the Summary Compensation Table.

               JUPITER NATIONAL OPTION GRANTS IN LAST FISCAL YEAR


                                  INDIVIDUAL GRANTS
                        -----------------------------------                  POTENTIAL REALIZED VALUE AT
                                      % OF TOTAL                         ASSUMED ANNUAL RATES OF STOCK PRICE
                        NUMBER OF  JUPITER OPTIONS EXERCISE                 APPRECIATION FOR OPTION TERM
                        OF JUPITER    GRANTED TO    PRICE                -----------------------------------
                         OPTIONS      EMPLOYEES       PER    EXPIRATION
NAME                     GRANTED      IN FY 1995     SHARE      DATE         0%          5%          10%
----                     -------      ----------     -----      ----         --          --          ---
David L. Chandler         44,444         37%          $21     04/30/05    $50,000     $666,660     $1,616,151

OPTION EXERCISES

    The following table sets forth certain information relating to stock options exercised during fiscal 1995 by, and the number and value of unexercised stock options previously granted to, the individual named in the Summary Compensation Table.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES


                                                                                      VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED          IN-THE-MONEY
                             SHARES ACQUIRED   VALUE      OPTIONS/SAR'S AT FY-END    OPTIONS/SAR'S AT FY-END
NAME                           ON EXERCISE    REALIZED   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                           -----------    --------   -------------------------  -------------------------
David L. Chandler
    Company Options                ---          ---            180,000 / 0                $417,600 / $0
    Jupiter National Options       ---          ---       100,000 / 44,444 (1)        $1,685,000 / $266,664
Gerald B. Andrews
    Company Options                ---          ---         112,500 / 37,500            $107,775 / $35,925
    Jupiter National Options       ---          ---               ---                          ---
Roger J. Gilmartin
    Company Options                ---          ---          48,750 / 15,000                   ---
    Jupiter National Options       ---          ---               ---                          ---

(1) The Board of Directors has authorized a transaction whereby, upon completion of the proposed merger between Johnston and Jupiter National, Mr. Chandler may choose to forego receiving the difference between the exercise price of his Jupiter National options and the purchase price of $32.50 for shares of Jupiter National common stock specified in the Merger Agreement, and in return would receive options to purchase Johnston common stock equivalent in value to 74,444 of his Jupiter National options as well as a cash payment of $2,616,487.73 (sufficient to provide Mr. Chandler with $30.00 per share after taxes for each of his remaining 70,000 options). Should the merger not be consummated, for any reason whatsoever, the Board has approved the possible purchase of up to 70,000 shares of Jupiter National common stock from Mr. Chandler at a purchase price of $30.00 per share.

STOCK PURCHASE PLAN

The Company has a stock purchase plan (the "Plan") under which the Company may assist selected key employees and directors of the Company and its subsidiaries in the purchase of shares of its Common Stock; as amended by the Board to date, an aggregate of 947,459 shares are covered by the Plan. The Plan is administered by a committee of directors (members of which are not eligible to participate in the Plan while serving on the committee).

    The committee determines the eligible key employees and directors who will be granted participation in the Plan, the number of shares which a participant may purchase, the purchase price thereof, the manner in which such purchase will be effected, any provisions for loans to be arranged to enable Plan participants to pay for their shares, any provisions for the payment of cash bonuses to reimburse Plan participants for any interest payable on their loans not covered by the dividends paid on their shares, any provisions for Company guarantee of such loans, and other terms and conditions consistent with the provisions of the Plan.

    The Plan authorizes the Company to guarantee loans arranged by the committee for the purchase of shares under the Plan up to a maximum of $9,000,000 in aggregate outstanding principal amount of loans.

    The shares purchased may consist of authorized but unissued shares, or treasury shares, or shares purchased in the open market on behalf of the participants under arrangements approved by the committee.

    The Company has furnished the participants with guarantees of loans for the purchase price of the shares (which bear interest at rates of 1/2% under or 1/2% above the prime lending rate of the lending bank).

    The committee also authorized the payment of additional compensation to the Plan participants who have purchased the 947,459 shares in the form of quarterly cash bonuses in amounts that will equal the excess of the interest payable on their loans over the dividends paid on their shares. Under the terms of the stock purchase agreements entered into between the Plan participants and the Company, the Company's obligation to pay such cash bonuses terminates upon the termination of employment of the Plan participant by the Company or any of its subsidiaries for any reason.

    The Plan is neither qualified under Section 401(a) of the Internal Revenue Code of 1986 nor subject to the provisions of the Employee Retirement Income Security Act of 1974.

    The amount of any cash bonus received under the Plan must be treated as compensation income by the employee and the Company will be entitled to a corresponding tax deduction in the same amount which the employee is required to treat as compensation income (subject to appropriate withholding of taxes).

HOURLY EMPLOYEES' PENSION PLAN

    The Company maintains a non-contributory Hourly Employees' Pension Plan (the "Hourly Plan") which covers substantially all hourly employees who have been employed on a full-time basis for at least one year. An employee may elect to receive distribution of benefits under the Hourly Plan upon retirement in one of several annuity forms including single life, ten years certain and life or joint and survivor. Effective July 1, 1989, accrued benefits under this plan become vested proportionately (20% per year) after an employee has been credited with three years of service under the Pension Plan. Employees attain 100% vesting of accrued benefits after seven years of credited service.

    If an employee participates in the Hourly Plan until normal retirement date (age 65, 66 or 67, based on the year of birth), and, if he elects to receive his distribution in the form of a single life annuity, the amount of the annual benefit upon retirement will be the sum of (a) and (b), where (a) is $96 times the number of years of service to 1992 and (b) is $192 times the number of years of service thereafter. The Hourly Plan provides that if an employee's employment terminates prior to normal retirement date, payments at normal retirement date will be reduced to reflect the early termination of his employment; if his employment terminates later than normal retirement date, payments will be equal to the benefits which are actuarially equivalent to the benefits otherwise payable at normal retirement date, but not less than the accrued benefit determined at date of retirement; and if he elects a method of distribution of benefits other than a single life annuity, payments will be adjusted to provide benefits which are actuarially equivalent to the benefits to which he would be entitled if he had elected the single life annuity method.

SALARIED EMPLOYEES' PENSION PLAN

    The Company maintains a non-contributory Salaried Employees' Pension Plan (the "Pension Plan") which covers substantially all salaried employees who have been employed on a full-time basis for at least one year. An employee may elect to receive distribution of benefits under the Pension Plan upon retirement in one of several annuity forms, including single life, ten years certain and life or joint and survivor. Effective July 1, 1987, accrued benefits under this plan become vested proportionately (20% per year) after an employee has been credited with three years of service under the Pension Plan. Employees attain 100% vesting of accrued benefits after seven years of credited service.

    If an employee participates in the Pension Plan until normal retirement date (age 65, 66 or 67, based on the year of birth), and, if he elects to receive his distribution in the form of a single life annuity, the amount of his annual benefit upon retirement will be the sum of (a) and (b), where (a) is 36% (assuming 20 or more years of service) of average annual earnings and (b) is 26.25% (assuming 35 or more years of service) of the net amount of average annual earnings less Social Security average wages. (Average annual earnings means the annual average of the employee's earnings for the ten consecutive calendar years of benefit service immediately preceding his normal retirement date. Social Security average wages means the average of the maximum amount of wages subject to Social Security tax for the 35 years preceding the participant's Social Security normal retirement date.) The maximum benefit is $118,800 at normal retirement date for participants whose normal retirement dates fall during the plan year July 1, 1994, through June 30, 1995.

    The following table sets forth the estimated annual normal retirement benefits (assuming Social Security Average wages of $45,000 per year) for various combinations of preretirement remuneration and years of benefit service:



 AVERAGE ANNUAL SALARY                                 YEARS OF BENEFIT SERVICE
    LAST 10 YEARS            ------------------------------------------------------------------------------------
(OR LESS WHERE APPLICABLE)      5           10           15          20           25           30           35
--------------------------   ------       ------       ------      -------     -------      -------       -------
$125,000                     14,250       28,500       42,750      57,000      60,000        63,000       66,000
$175,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$225,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$275,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$325,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$375,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$425,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$475,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$525,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563
$575,000                     17,438       34,875       52,313      69,750      73,688        77,625       81,563

    The years of benefit service under the plan as of June 30, 1995, for Messrs. Galbraith, Chandler, Gilmartin, Andrews and Johnson were 23, 22, 5, 2 and 22, respectively.

     The Pension Plan provides that if an employee's employment terminates prior to normal retirement date, payments at normal retirement date will be reduced to reflect the early termination of his employment; if his employment terminates later than normal retirement date, payments will be adjusted to provide benefits which are actuarially equivalent to the benefits otherwise payable at the normal retirement date, but not less than the accrued benefit determined at date of retirement; and if he elects a method of distribution of benefits other than a single life annuity, payments will be adjusted to provide benefits which are actuarially equivalent to the benefits to which he would be entitled if he had elected the single life annuity method.

EXECUTIVE INSURANCE PLAN

     The Company has maintained a contributory Executive Insurance Plan (the "Executive Plan") covering selected executives of the Company and its subsidiaries, administered by an Administrative Committee consisting of the Chief Executive Officer, the Vice President/Finance and the Secretary/Treasurer and providing for life insurance coverage of participants in the Executive Plan in an amount equal to approximately three times annual compensation up to a maximum annual salary of $100,000.

     The Executive Plan provides for benefits to the executive or his beneficiaries in the event of death before retirement, termination of employment, disability, termination of the Executive Plan or retirement. The Company is reimbursed for all premiums paid if the executive dies prior to retirement or if such policy is fully assigned to the executive.

     In January 1989, the Company determined to "freeze" the Executive Plan by neither extending benefits to persons not already participants nor changing the coverage for those persons who were already participants. It was also determined to commence benefits for participants at age 65 with the participants to elect either to purchase the insurance contract at age 65 or take payout of their benefits over a 10-year certain period commencing at that age. Participants who had already reached age 65 received payments equivalent to the amounts they would have received had their payments begun at age 65.

                                 OTHER MATTERS

        Each director and executive committee member who is not an officer of or a consultant to the Company receives a Director's fee of $12,000 per year plus $1,000 for each Board or Committee meeting attended during the fiscal year.

        Mr. Kjorlien has an option expiring in 1996 which permits him to purchase 22,500 shares of the Company's Common Stock at a price of $3.22.

        The Company has an employment agreement with Mr. Chandler which continues until December 31, 1996. The agreement commits Mr. Chandler to serve as chief executive officer and entitles him to a base salary of not less than $350,000, an annual bonus equal to 1 1/2% of consolidated pre-tax earnings (as defined in the agreement and net of any consolidated pretax losses for prior years) and, upon the conclusion of his employment, to a monthly consultancy fee of $8,333 for a term equal to the number of months of his employment under the new agreement from January 1, 1990 forward. The agreement permits Mr. Chandler to terminate his employment under it at any time on six months' notice and gives him the option to terminate his employment within 30 days of the Company's merger or consolidation with or sale of all its assets to another company.

        The Company and Mr. Chandler are also parties to an agreement with a trustee bank establishing a trust to which payments on account of bonus and consultancy fees may be made. At the option of the Company (whose authority in this regard has been delegated by the Board of Directors to a committee of Messrs. Hart, Jeffcoat and Kjorlien) it may make the quarterly estimated bonus payment to the trust rather than to Mr. Chandler directly and may satisfy its obligations with respect to future consultancy fees by paying to the trust quarterly their current actuarial equivalent.

        Jupiter National has entered into an employment agreement with Mr. Chandler providing for his continued employment as a senior executive of Jupiter National until December 31, 1996. Under his employment agreement, Mr. Chandler is entitled to receive an annual salary of at least $125,000, plus such bonuses or other compensation as Jupiter National may determine. At the conclusion of his employment, Mr. Chandler is also entitled to receive a consulting fee of $6,250 per month until the earlier of (i) the completion of a term equal to the number of months during which he was employed by Jupiter National under the employment agreement (beginning with January 1991), or (ii) his death. In the event that Mr. Chandler dies prior to the completion of the term described in clause (8) of the preceding sentence, his wife will be entitled to receive $3,125 per month for that period.

        Mr. Andrews' employment agreement provides for his employment as President of the Company until October 1996. He is entitled to a base salary of not less than $280,000, to payments to a deferred benefit trust of $70,000 minimum each year and to annual incentive compensation in accordance with the terms of an incentive compensation plan--which may also be paid into the deferred benefit trust.

        Mr. Gilmartin's employment agreement provides for his employment as Chairman and Chief Executive Officer of Opp and Micolas Mills, Inc. until December 31, 1998 and entitles him to a base salary of not less than $285,000 a year and such additional compensation as is determined by the Chief Executive Officer.

        Mr. Galbraith's employment agreement provides for his employment as President and Chief Executive Officer of Southern Phenix Textiles, Inc. until June 30, 1998, and entitles him to a base salary of not less than $245,000 a year and such additional compensation as is determined by the Chief Executive Officer.

     Mr. Johnson's employment agreement provides for his employment as a senior executive officer of Johnston Industries, Inc. until December 31, 1996, and entitles him to a base salary of not less than $107,500 a year and such additional compensation as is determined by the Chief Executive Officer.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing for the measurement period commencing June 30, 1990 ("Measurement Point") and ending June 30, 1995 the yearly percentage change in the cumulative total shareholder return on an investment of $100 in the Company's common shares with the cumulative total return of equivalent investments in a composite of other textile companies ("Peer Textile Companies") which, at the Measurement Point, like the Company, were publicly traded, were vertically integrated with spinning, weaving and basic finishing operations and produced decorative, industrial, bedding, bottom weight apparel and related fabrics, and in the S&P 500 Market Index.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
  Among Johnston Industries, Inc. the S&P 500 Market Index and Peer Textile
                                 Companies**
                For the Five Fiscal Years ending June 30, 1995


       MEASUREMENT PERIOD                 JOHNSTON
     (FISCAL YEAR COVERED)            INDUSTRIES, INC.          PEER GROUP         S & P 500
1990                                        100                   100                 100
1991                                        121                    91                 107
1992                                        213                   121                 122
1993                                        336                   149                 138
1994                                        357                   132                 140
1995                                        304                   130                 177

    $100 invested on 06/30/90 in stock or index - including reinvestment of dividends. Fiscal year ending June 30.


* On an assumed $100 investment on June 30, 1990, including reinvestment of dividends.
** The peer group comprises Dominion Textiles, Inc., Fieldcrest Cannon, Inc.,
   Guilford Mills, Inc., Springs Industries, Inc. and Thomaston Mills, Inc. and, from 1991 forward, Burlington Industries Equity, Inc., Cone Mills Corporation N.C. and Galey and Lord, Inc., which theretofore had not been publicly traded.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed the firm of Deloitte & Touche, independent public accountants, to examine the financial statements of the Company for the fiscal year ending December 31, 1996. The same firm examined the Company's financial statements for the fiscal year ended June 30, 1995. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

                        STOCKHOLDER PROPOSALS

PROPOSAL

    Dean V. Shahinian of 8909 Captain's Row, Alexandria, Virginia 22308 has advised the Company that he is the holder of a total of 5,899 shares of Common Stock, and that he intends to present the following proposal at this year's annual meeting:

        "PROPOSAL: Johnston Industries shareholders ask the board of directors to prepare a written report on Johnston's policies, procedures and practices governing potential conflicts of interest, including (but not limited to) any conflicts that might arise from transactions involving or contacts with Wellington Sears or Jupiter National and to send the report to Johnston shareholders."

PROPONENT'S STATEMENT IN SUPPORT

    Mr. Shahinian has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

         "RATIONALE: The shareholders of any corporation are concerned that their company take precautions to avoid problematic conflicts of interest and activities that even create the appearance of impropriety.

         "Johnston shareholders are interested to learn the company's practices and the policies and procedures designed to deal with potential conflicts that might arise. For example, the type of situation that might raise a potential conflict under some circumstances and could be addressed in the report includes, where significant, material nonpublic information regarding the finances or operations of a majority owned subsidiary, Jupiter National, or its large textile subsidiary, Wellington Sears, becomes available to Johnston Industries--information that is not available to the minority shareholders of Jupiter National or to the stock market at large--and the opportunity exists to trade in the stock of Jupiter National while in possession of such information."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

    The Board of Directors opposes this stockholder proposal. Implementation of this proposal would burden the Company with additional costs while not providing any greater protection for stockholders. Mr. Shahinian is a stockholder of Jupiter National and to the extent the proponent's proposal is directed at potential conflicts involving the proposed acquisition by the Company of the remaining publicly held shares of Jupiter National, the Company is aware of and has structured the proposed transaction to address the potential conflicts. The proposed transaction was reviewed and approved by a special committee of independent directors of Jupiter National, with the advice of independent legal counsel, and is subject to the approval of the minority stockholders of Jupiter National. If the transaction is approved by Jupiter National stockholders and completed, no further potential for such conflicts will exist hereafter. Moreover, the responsibility for identifying conflicts or potential conflicts of interest when they exist and determining how best to address such matters rests with the Company's Board of Directors and is addressed on a case-by-case basis. Therefore, the Board of Directors does not believe that the expenditure of resources which would be required for the preparation of the report or its circulation to stockholders as requested by the proposal would be in the best interest of the Company and its stockholders.

    Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal, and proxies solicited by the Board of Directors will be so voted unless a stockholder specifies to the contrary on the stockholder's proxy card.

VOTE REQUIRED

    The affirmative vote of holders of a majority of the shares of Common Stock present and voting in person or by proxy at the meeting is required to approve the foregoing stockholder proposal.

                PROPOSALS TO BE PRESENTED AT 1996 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than February 1, 1996, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. It is anticipated that the Corporation's short year ending December 31, 1995 annual meeting will be in May, 1996.

                                 MISCELLANEOUS

    The Board of Directors does not know of any other matters to be presented at the meeting for action by stockholders. If any other matters requiring a vote of the stockholders arise at the meeting or any adjournment thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

    The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

    THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR 1995, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED, WITHOUT CHARGE, TO ANY STOCKHOLDER SENDING A WRITTEN REQUEST THEREFOR TO: SECRETARY, JOHNSTON INDUSTRIES, INC., 105 THIRTEENTH STREET, COLUMBUS, GEORGIA 31901.

December 15, 1995

                                                                       EXHIBIT A
                           JOHNSTON INDUSTRIES, INC.
                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     During the 1995 fiscal year, Johnston's executive compensation was approved by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is responsible for reviewing and analyzing management's recommendations regarding executive compensation and developing and enacting executive compensation policies. Under the Committee's direction, Johnston has developed and implemented executive compensation policies and programs which are designed to enhance the profitability of Johnston, and thus shareholder value, by aligning the financial interests of Johnston with those of its executives.

     Johnston's executive compensation system has in the past had two components. The first component is a base salary paid to executives monthly throughout the year, and the second component is year-end pay, which is based on performance criteria. Commencing with the fiscal year beginning July 1, 1995 a third component of stock options has been added.

     The base pay component of each executive's compensation is approved by the Committee prior to the beginning of the fiscal year. The Committee reviews and analyzes historical and current market data regarding compensation paid to executives in comparable positions at companies of similar size involved in similar manufacturing operations. The Committee then considers each of Johnston's executives independently, taking into account the particular requirements and circumstances of each position and other relevant factors. Each executive's prior performance is evaluated, and his or her potential future contributions are considered. The Committee finally considers and approves the base pay level for each executive for the fiscal year.

     Year-end executive compensation payments (other than year-end payments made to Johnston's Chief Executive Officer) are primarily based on recommendations made by Johnston's management which are reviewed and approved by the Committee. Johnston's management considers several factors prior to making its year end compensation recommendations. First, the relative performance of the applicable operation or business unit is reviewed to determine its contribution to Johnston's profitability. In this analysis, Johnston's management relies on such indicators as return on assets and relative profitability for the most recent and prior periods. Management examines each executive's personal role in and contribution to the performance of each operation or business unit. Finally, the impact of each executive's individual performance in promoting the long-term growth, development and enhancement of shareholder value is reviewed. Management then presents recommended year-end payments for each executive to the Committee which reviews these recommendations in view of all of the factors described above, and then sets final levels of year-end payments for each executive. Commencing with the fiscal year beginning July 1, 1995 the year-end executive compensation considerations may also include a recommendation of the Committee to the Stock Option Committee that a grant of stock options under Johnston's Stock Option Plan be made to executives who have made outstanding contributions to Johnston during the preceding fiscal year.

     Year-end payments for Mr. David L. Chandler, Chief Executive Officer, are determined under the terms of an employment agreement between Mr. Chandler and Johnston. This employment agreement provides that Mr. Chandler's year-end payments will be 1.5% of Johnston's pretax earnings (as defined in the employment agreement and net of any pretax loss for prior years). This employment agreement has been in effect since January 1, 1990 and continues until December 31, 1996. The relationship between Mr. Chandler's year-end payments and Johnston's pretax earnings reflects the intent of Johnston and its management to align executive compensation with the long-term performance and profitability of Johnston and with shareholder value.

     The Committee believes that its compensation policies successfully direct Johnston's management to long-term success and increasing shareholder value, and that management is thus dedicated to achieving significant improvements in long-term financial performance. The compensation policies provide significant compensation for superior performance by an executive and Johnston.

September 27, 1995

The Compensation Committee of the Board of Directors of Johnston Industries,
Inc.

J. Reid Bingham, William J. Hart and C. John Kjorlien

                                                                     APPENDIX A


                          JOHNSTON INDUSTRIES, INC.
                             105 THIRTEENTH STREET
                            COLUMBUS, GEORGIA  31901

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints JOHN W. JOHNSON and F. FERRELL WALTON and each of them, with the power to appoint his substitute, to vote as proxy all of the Shares standing in the name of the undersigned on December 15, 1995, at the Annual Meeting of Stockholders of Johnston Industries, Inc. (the "Company") to be held at 11:00 A.M. on January 18, 1996 at The Harvard Club, 27 West 44th St., New York, New York, and at any adjournment(s) thereof, in accordance with the instructions noted on the reverse side hereof, and with discretionary authority with respect to such other matters as may properly come before said meeting or any adjournment(s) thereof.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATION HEREON. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES, AND "AGAINST" THE STOCKHOLDER PROPOSAL.

        The undersigned hereby directs said proxies to act or vote as indicated on the reverse side hereof.

(Continued and to be signed on reverse side)

                                                   JOHNSTON INDUSTRIES, INC.
                                                   P.O. BOX 11083
                                                   NEW YORK, N.Y.  10203-0083

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
Election of Directors     FOR all nominees         WITHHOLD AUTHORITY to vote                 *EXCEPTIONS
                          listed below   [X]       for all nominees listed below  [X]                         [X]

                          David L. Chandler, Gerald B. Andrews, J. Reid Bingham, John A. Friedman,
                                  William J. Hart, Gaines R. Jeffcoat, C. John Kjorlien
(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exception
          --------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

Stockholder proposal for report on potential conflicts.     FOR  [X]      AGAINST  [X]   ABSTAIN  [X]


                                                                                           Change of Address and
                                                                                         or Comments Mark Here  [X]

                                                                             *When signing as attorney, trustee, administrator,
                                                                             executor, etc., please indicate your full title as
                                                                             such.

                                                                             DATED:                                       , 1995
                                                                                   ---------------------------------------
                                                                                                                          (L.S.)
                                                                             --------------------------------------------
                                                                                                                          (L.S.)
                                                                             --------------------------------------------
                                                                             (Signature(s)*

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.   VOTES MUST BE INDICATED (X) IN BLACK
                                                                             OR BLUE INK.  [  ]
